Exhibit 10.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 21, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of J.B. Hunt Transport Services, Inc. “(the “Company”) approved the following base salaries (effective as of October 17, 2004) and the following other compensation amounts (effective January 1, 2005) as indicated:

Named Executive Officer	Base Salary ($)	Bonus ($)	Other Annual Compensation ($)	All Other Compensation ($)

Wayne Garrison
Chairman of the Board	400,000	(1)	(2)	(3)

Kirk Thompson
President and CEO	560,000	(1)	(2)	(3)

Jerry Walton
EVP, Finance/ Administration and CFO	345,000	(1)	(2)	(3)

Paul Bergant
EVP, Marketing, CMO, President of Intermodal	305,000	(1)	(2)	(3)

Craig Harper
EVP, Operations and COO	290,000	(1)	(2)	(3)

(1)          The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2005.  According to the 2005 EPS bonus plan, each of the company’s named executive officers may earn a bonus ranging from 5% to 175% of his annual base salary.  Based on the company’s current expectations for 2005 EPS, each named executive officer can be projected to earn a bonus equal to between 50% and 100% of his base salary.

(2)          The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for tax and estate plan preparation services.

(3)          The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2005.